Exhibit 8.2

[WSGR Letterhead]

[●], 2015

HomeAway, Inc.

1011 W. Fifth Street, Suite 300

Austin, Texas 78703

Ladies and Gentlemen:

We have acted as counsel to HomeAway, Inc., a Delaware corporation (“HomeAway”), in connection with the preparation and execution of the Agreement and Plan of Reorganization (the “Agreement”), dated as of November 4, 2015, by and among Expedia, Inc., a Delaware corporation (“Expedia”), HMS 1 Inc., a Delaware corporation and a direct wholly owned subsidiary of Expedia (“Purchaser”) and HomeAway.

Pursuant to the Agreement, Purchaser has commenced an exchange offer (the “Offer”) to acquire all of the outstanding shares of common stock of HomeAway. As soon as practicable after the consummation of the Offer, Purchaser will merge with and into HomeAway with HomeAway being the surviving entity and a wholly owned direct subsidiary of Expedia (the “First Merger”) and, immediately following the First Merger, HomeAway will merge with and into Expedia, with Expedia being the surviving entity (the “Second Merger” and, together with the First Merger, the “Mergers”).

The Offer, the Mergers, and certain other matters contemplated by the Agreement are described in the Registration Statement on Form S-4 (the “Registration Statement”) of Expedia, which includes the prospectus/offer to exchange relating to the Offer and the Mergers.

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes U.S. federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material U.S. federal income tax consequences of the Offer and the Mergers. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation